Exhibit 99.1

Company Contact:

Ronald Ristau

Chief Operating Officer

Chief Financial Officer

(212) 884-2000

Investor/Media Contact:

Integrated Corporate Relations

(203) 682-8200

Investor: Allison Malkin

Media: Megan McDonnell

NEW YORK & COMPANY, INC. ANNOUNCES PRELIMINARY FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS

Net Sales Increased 8.1% to $1,040.0 Million in Fiscal 2004

Net Income Increased 8.4% to $18.1 Million, or $0.34 Per Share in Fiscal 2004

Net Income, Excluding Certain Charges, Increased 114.9% to $57.8 Million, or $1.10 Per Share in Fiscal 2004

New York, NY — March 17, 2005 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 477 stores, today announced preliminary financial results for the fourth quarter of fiscal 2004 and for the full fiscal year ended January 29, 2005.

Net sales for the fourth quarter of fiscal 2004 increased 0.3% to $302.8 million as compared to $301.9 million in the fourth quarter of fiscal 2003.  Comparable store sales for the fourth quarter declined 2.7% compared to a 7.4% increase in the prior year quarter.  Gross profit for the fourth quarter of fiscal 2004 was $100.7 million, or 33.3% of net sales, compared to $100.7 million, or 33.4% of net sales, in the fourth quarter of fiscal 2003.  Operating income increased 1.9% to $32.5 million, or 10.7% of net sales, compared to $31.9 million, or 10.6% of net sales, in the fourth quarter of fiscal 2003.  Net income available for common stockholders was $18.7 million, or $0.33 per diluted share, compared to $13.3 million, or $0.23 per diluted share, in the fourth quarter of fiscal 2003.  The results for the fourth quarter of fiscal 2004 and fiscal 2003 include certain charges, which the Company does not expect to incur in the future, relating to its recent initial public offering, refinancings and terminated advisory services agreement.

After adding back these charges, which the Company does not expect to incur in the future, adjusted net income available for common stockholders increased 11.8% to $18.9 million for the fourth quarter of fiscal 2004 from $16.9 million, in the fourth quarter of fiscal 2003.  Adjusted diluted earnings per share for the fourth quarter of fiscal 2004 was $0.33, as compared to adjusted diluted earnings per share of $0.30 in the fourth quarter of fiscal 2003.  Exhibits (4) and (5) at the end of this release reconcile the Company’s GAAP results for the fourth quarter of fiscal 2004 and fiscal 2003 to non-GAAP adjusted results for the fourth quarter of fiscal 2004 and fiscal 2003.

Net sales for the full 2004 fiscal year increased 8.1% to $1,040.0 million from $961.8 million in the full 2003 fiscal year.  Comparable store sales for fiscal 2004 increased 7.2% compared to a 5.3% increase in fiscal 2003.  Gross profit for fiscal 2004 increased 24.4% to $358.2 million, or 34.4% of net sales, compared to $287.9 million, or 29.9% of net sales, in fiscal 2003.  Selling, general and administrative expenses increased $29.8 million to $262.2 million, or 25.2% of net sales, during fiscal 2004 from $232.4 million, or 24.2% of net sales, in fiscal 2003.  This increase as a percent of net sales in fiscal 2004 is primarily due to $4.3 million of non-cash share-based compensation expense related to a significant grant of options to purchase common stock granted to certain key employees upon completion of the Company's refinancings and the repurchase of a warrant from Limited Brands, Inc. and a $4.0 million fee related to the termination of the advisory services agreement with Bear Stearns Merchant Manager II, LLC.  Operating income for fiscal 2004 increased $40.5 million, or 73.0%, to $96.0 million, representing 9.2% of net sales, compared to $55.5 million, or 5.7% of net sales, for fiscal 2003.  Net income available for common stockholders was $18.1 million, or $0.34 per diluted share, compared to net income available for common stockholders of $16.7 million, or $0.31 per diluted share, for fiscal 2003.  The results for the full 2004 fiscal year include certain charges, which the Company does not expect to incur in the future, relating to its recent initial public offering, refinancings and terminated advisory services agreement.

After adding back these charges, which the Company does not expect to incur in the future, adjusted selling, general and administrative expense for fiscal 2004 was $251.5 million or 24.1% of net sales, compared to $230.4 million, or 23.9% of net sales, in fiscal 2003.  The Company’s adjusted operating income for fiscal 2004, excluding these items, was $106.7 million, or 10.3% of net sales, compared to $57.4 million, or 6.0% of net sales, in fiscal 2003.  The Company’s adjusted net income available for common stockholders for fiscal 2004, excluding the items described above and their related tax effect, was $57.8 million or $1.10 per diluted share, compared to $26.9 million, or $0.50 per diluted share, in fiscal 2003.  Exhibits (6) and (7) at the end of this release reconcile the Company’s GAAP results for fiscal 2004 and fiscal 2003 to non-GAAP adjusted results for fiscal 2004 and fiscal 2003.

Richard P. Crystal, New York & Company’s Chairman and CEO stated: “Fiscal 2004 was a year of significant accomplishments for our Company.  We greatly expanded the productivity of our store base, as evidenced by our 7.2% increase in comparable store sales for the year with net sales per average store increasing to $2.2 million.  We increased gross profit margin from 29.9% to 34.4% of net sales.  We successfully opened 26 new stores, and expanded our range of product offerings with great results.  Our accessory sales rose by 28.5% this year and we opened 20 side by side apparel/accessory locations.  These accomplishments enabled a considerable improvement in our operating earnings.”

“We completed our initial public offering, raising $105.4 million,” Mr. Crystal continued.  “Debt was reduced by $77.2 million and a warrant was repurchased from Limited Brands for a total cost of $65.7 million.  This significantly strengthened our financial flexibility and provided a strong capital base for the execution of our growth plans.”

“We begin 2005 with our chain positioned for significant growth,” Mr. Crystal stated.  “Our store expansion plans and productivity enhancement strategies are expected to result in continued positive momentum and earnings growth for our Company.”

The Company’s balance sheet included $85.2 million in cash and cash equivalents at January 29, 2005.

The inventory turn was 7.9 times in fiscal 2004 as compared to 7.7 times in fiscal 2003.  Inventory at January 29, 2005 was current and on plan at $93.4 million, rising 19.4% compared to year-end inventory of $78.2 million in fiscal 2003.  The increase in inventory at year-end was the result of changes in product mix resulting in increased average unit costs for the total inventory; increased receipts of spring merchandise due to calendar shifts and lead time adjustments from west coast ports; and support for the Company’s new store program.

Capital spending for fiscal 2004 was $53.4 million, compared to $30.3 million for fiscal 2003.  Landlord allowances for fiscal 2004 are $7.9 million, compared to $2.9 million for fiscal 2003.  During fiscal 2004, the Company successfully opened 26 new stores, completed 40 remodels, and closed 18 stores ending the year operating 476 stores nationwide.  Total selling square footage at fiscal year end 2004 was 3.190 million, compared to 3.318 million at fiscal year end 2003.

Changes in Lease Related Accounting

The Company is in the process of evaluating its lease related accounting after considering the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission on February 7, 2005 regarding certain operating lease and leasehold improvement accounting issues.  Based on the results of the Company’s review and based upon discussions with the audit committee of the Company’s board of directors and the Company’s independent auditors, the Company has determined that it will change its accounting practices associated with the recognition of straight line rent expense, the depreciation lives of certain leasehold improvements, and the classification of landlord allowances. All results presented in this press release, including the exhibits, are preliminary and unaudited and exclude the impact of these non-cash related changes in accounting practices. These charges, which are subject to a final review and audit, are currently anticipated to result in a one-time non-cash charge in the fourth quarter of fiscal 2004 of approximately $0.02 to $0.03 per diluted share.

2005 Guidance

The Company reaffirms its previously issued 2005 full fiscal year and 2005 first and second quarter guidance.  The 2005 guidance was previously issued in a press release dated March 3, 2005, which is available on the Company’s website at www.nyandcompany.com.

Conference Call Information

A conference call to discuss fourth quarter and fiscal year 2004 results is scheduled for today (Thursday, March 17) at 5:30 PM Eastern Time.  Investors and analysts interested in participating in the call are invited to dial (877) 407-9039 approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available until March 24, 2005 and can be accessed by dialing (877) 660-6853 and entering both the account number 3055 and code number 143929.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate new stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials and labor; (x) our reliance on foreign sources of production; (xi) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xii) our reliance on manufacturers to maintain ethical business practices; (xiii) our ability to protect our trademarks and other intellectual property rights; (xiv) our dependence on the success of our brand; (xv) competition in our market, including promotional and pricing competition; (xvi) the effects of government regulation; (xvii) the control of our company by our sponsors and (xviii) other risks and uncertainties as described in our documents filed with the SEC, including our Registration Statement on Form S-1.  The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel.  The company’s proprietary branded New York & Company merchandise is sold exclusively through its national network of 477 retail stores in 44 states.  Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.nyandcompany.com.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three Months Ended January 29, 2005 (a)	% of Net Sales	Three Months Ended January 31, 2004 (a)	% of Net Sales
Net sales	$302,845	100.0%	$301,935	100.0%

Costs of goods sold, buying and occupancy costs	202,156	66.7%	201,222	66.6%

Gross profit	100,689	33.3%	100,713	33.4%

Selling, general and administrative expenses	68,173	22.6%	68,790	22.8%

Operating income	32,516	10.7%	31,923	10.6%

Interest expense, net of interest income	1,570	0.5%	2,308	0.8%

Loss on modification and extinguishment of debt	—	0.0%	1,194	0.4%

Income before income taxes	30,946	10.2%	28,421	9.4%

Provision for income taxes	12,267	4.0%	12,949	4.3%

Net income	18,679	6.2%	15,472	5.1%

Accrued dividends-redeemable preferred stock	—	0.0%	2,206	0.7%

Net income available for common stockholders	$18,679	6.2%	$13,266	4.4%

Basic earnings per share	$0.35		$0.30

Diluted earnings per share	$0.33		$0.23

Weighted average shares outstanding:
Basic	52,778		43,761

Diluted	56,670		56,584

Selected operating data :
(Dollars in thousands, except square foot data)

Comparable store sales increase (decrease)	(2.7)%		7.4%
Total net sales growth	0.3%		4.9%
Net sales per average selling square foot (b)	$93		$89
Net sales per average store (c)	$630		$634
Total selling square footage	3,189,770		3,318,466
Average selling square footage per store (d)	6,701		7,091

(a)  The financial statements presented in this press release are preliminary and unaudited and exclude the impact of non-cash related changes in lease accounting practices.

(b)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(c)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(d)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Twelve Months Ended January 29, 2005 (a)	% of Net Sales	Twelve Months Ended January 31, 2004 (a)	% of Net Sales
Net sales	$1,040,028	100.0%	$961,780	100.0%

Costs of goods sold, buying and occupancy costs	681,871	65.6%	673,896	70.1%

Gross profit	358,157	34.4%	287,884	29.9%

Selling, general and administrative expenses	262,201	25.2%	232,379	24.2%

Operating income	95,956	9.2%	55,505	5.7%

Interest expense, net of interest income	9,256	0.9%	10,728	1.1%

Accrued dividends-redeemable preferred stock	2,703	0.3%	—	0.0%

Loss on modification and extinguishment of debt	2,034	0.2%	1,194	0.1%

Loss on derivative instrument (LFAS, Inc. warrant)	29,398	2.8%	—	0.0%

Income before income taxes	52,565	5.0%	43,583	4.5%

Provision for income taxes	34,459	3.3%	18,557	1.9%

Net income	18,106	1.7%	25,026	2.6%

Accrued dividends-redeemable preferred stock	—	0.0%	8,363	0.9%

Net income available for common stockholders	$18,106	1.7%	$16,663	1.7%

Basic earnings per share	$0.38		$0.38

Diluted earnings per share	$0.34		$0.31

Weighted average shares outstanding:
Basic	47,323		43,761

Diluted	52,726		53,792

Selected operating data :
(Dollars in thousands, except square foot data)
Comparable store sales increase	7.2%		5.3%
Total net sales growth	8.1%		3.2%
Net sales per average selling square foot (b)	$320		$278
Net sales per average store (c)	$2,203		$2,000
Total selling square footage	3,189,770		3,318,466
Average selling square footage per store (d)	6,701		7,091

(a)  The financial statements presented in this press release are preliminary and unaudited and exclude the impact of non-cash related changes in lease accounting practices.

(b)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(c)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(d)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)	January 29, 2005 (a)	January 31, 2004 (a)

Assets
Current assets:
Cash and cash equivalents	$85,161	$98,798
Inventories, net	93,379	78,220
Other current assets	32,411	28,055
Total current assets	210,951	205,073

Property and equipment, net	91,062	64,052
Other assets	18,439	20,476
Total assets	$320,452	$289,601
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$74,045	$47,771
Accrued expenses	51,222	53,491
Other current liabilities	2,774	10,118
Total current liabilities	128,041	111,380

Long-term debt	75,000	82,500
Other liabilities	13,460	13,002
Total liabilities	216,501	206,882

Series A redeemable preferred stock	—	69,697

Total stockholders’ equity	103,951	13,022

Total liabilities and stockholders’ equity	$320,452	$289,601

(a)  The financial statements presented in this press release are preliminary and unaudited and exclude the impact of non-cash related charges and reclassifications resulting from changes in lease accounting practices.

Exhibits (4), (5), (6) and (7)

New York & Company, Inc. and Subsidiaries
Use of Non-GAAP Financial Measures

The Company has provided non-GAAP adjusted earnings per share information for the three months ended January 29, 2005 and January 31, 2004 and the full fiscal years 2004 and 2003 in this release, in addition to providing financial results in accordance with GAAP.  This information reflects, on a non-GAAP adjusted basis, the Company’s operating income, net earnings and earnings per diluted share after excluding the effects of transactions which resulted from the Company’s recent initial public offering, refinancings and terminated advisory services agreement.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance.  Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s core operating results.  The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of this non-GAAP information to the Company’s actual results for the three months ended January 29, 2005 and January 31, 2004 and the full fiscal years 2004 and 2003 are as follows:

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Unaudited Non-GAAP Consolidated Statement of Operations
(A Non-GAAP Financial Measure)

	Three Months Ended January 29, 2005
(Amounts in thousands, except per share amounts)	GAAP Results (c)	% of Net Sales	Non-GAAP Adjustments		Non-GAAP Adjusted Results	% of Net Sales
Net sales	$302,845	100.0%	$—		$302,845	100.0%

Costs of goods sold, buying and occupancy costs	202,156	66.7%	—		202,156	66.7%

Gross profit	100,689	33.3%	—		100,689	33.3%

Selling, general and administrative expenses	68,173	22.6%	(286	)(a)	67,887	22.5%

Operating income	32,516	10.7%	286		32,802	10.8%

Interest expense, net of interest income	1,570	0.5%	—		1,570	0.5%

Income before income taxes	30,946	10.2%	286		31,232	10.3%

Provision for income taxes	12,267	4.0%	40	(b)	12,307	4.0%

Net income available for common stockholders	$18,679	6.2%	$246		$18,925	6.3%

Basic earnings per share	$0.35				$0.36

Diluted earnings per share	$0.33				$0.33

Weighted average shares outstanding:
Basic	52,778				52,778

Diluted	56,670				56,670

(a)  Represents advisory services fees paid to Bear Stearns Merchant Banking.  The advisory services agreement was terminated upon completion of the initial public offering.

(b)  Represents the tax effect of charges the Company does not expect to incur in the future.

(c)  The financial statements presented in this press release are preliminary and unaudited and exclude the impact of non-cash related changes in lease accounting practices.

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Unaudited Non-GAAP Consolidated Statement of Operations
(A Non-GAAP Financial Measure)

	Three Months Ended January 31, 2004
(Amounts in thousands, except per share amounts)	GAAP Results (d)	% of Net Sales	Non-GAAP Adjustments		Non-GAAP Adjusted Results	% of Net Sales
Net sales	$301,935	100.0%	$—		$301,935	100.0%

Costs of goods sold, buying and occupancy costs	201,222	66.6%	—		201,222	66.6%

Gross profit	100,713	33.4%	—		100,713	33.4%

Selling, general and administrative expenses	68,790	22.8%	(1,167	)(a)	67,623	22.4%

Operating income	31,923	10.6%	1,167		33,090	11.0%

Interest expense, net of interest income	2,308	0.8%	—		2,308	0.8%

Loss on modification and extinguishment of debt	1,194	0.4%	(1,194)		—	0.0%

Income before income taxes	28,421	9.4%	2,361		30,782	10.2%

Provision for income taxes	12,949	4.3%	963	(b)	13,912	4.6%

Net income	15,472	5.1%	1,398		16,870	5.6%

Accrued dividends — redeemable preferred stock	2,206	0.7%	(2,206	)(c)	—	0.0%

Net income available for common stockholders	$13,266	4.4%	$3,604		$16,870	5.6%

Basic earnings per share	$0.30				$0.39

Diluted earnings per share	$0.23				$0.30

Weighted average shares outstanding:
Basic	43,761				43,761

Diluted	56,584				56,584

 (a)  Represents advisory services fees paid to Bear Stearns Merchant Banking.  The advisory services agreement was terminated upon completion of the initial public offering.

 (b)  Represents the tax effect of the charges the Company does not expect to incur in the future.  Accrued dividends — redeemable preferred stock is a permanent difference for tax purposes.

 (c)  Represents accrued dividends on Series A preferred stock.  In May 2004, the Company redeemed substantially all of its Series A preferred stock and in October 2004 canceled its one remaining share.

 (d)  The financial statements presented in this press release are preliminary and unaudited and exclude the impact of non-cash related changes in lease accounting practices.

Exhibit (6)

New York & Company, Inc. and Subsidiaries

Unaudited Non-GAAP Consolidated Statement of Operations

(A Non-GAAP Financial Measure)

	Twelve Months Ended January 29, 2005
(Amounts in thousands, except per share amounts)	GAAP Results (f)	% of Net Sales	Non-GAAP Adjustments		Non-GAAP Adjusted Results	% of Net Sales
Net sales	$1,040,028	100.0%	$—		$1,040,028	100.0%

Costs of goods sold, buying and occupancy costs	681,871	65.6%	—		681,871	65.6%

Gross profit	358,157	34.4%	—		358,157	34.4%

Selling, general and administrative expenses	262,201	25.2%	(10,714	)(a), (b)	251,487	24.1%

Operating income	95,956	9.2%	10,714		106,670	10.3%

Interest expense, net of interest income	9,256	0.9%	—		9,256	0.9%

Accrued dividends — redeemable preferred stock	2,703	0.3%	(2,703	)(c)	—	0.0%

Loss on modification and extinguishment of debt	2,034	0.2%	(2,034)		—	0.0%

Loss on derivative instrument (LFAS, Inc. warrant)	29,398	2.8%	(29,398	)(d)	—	0.0%

Income before income taxes	52,565	5.0%	44,849		97,414	9.4%

Provision for income taxes	34,459	3.3%	5,125	(e)	39,584	3.8%

Net income available for common stockholders	$18,106	1.7%	$39,724		$57,830	5.6%

Basic earnings per share	$0.38				$1.22

Diluted earnings per share	$0.34				$1.10

Weighted average shares outstanding:
Basic	47,323				47,323

Diluted	52,726				52,726

(a)   Includes $2.4 million of advisory services fees and a $4.0 million termination fee related to the advisory services agreement with Bear Stearns Merchant Banking.  The advisory services agreement was terminated upon completion of the initial public offering.

(b)  Includes $4.3 million of non-cash share-based compensation related to a significant grant of 630,663 options to purchase common stock granted to certain key executives in May 2004, upon completion of refinancings and the repurchase of the warrant from Limited Brands, Inc.

(c)  Represents accrued dividends on Series A preferred stock.  In May 2004, the Company redeemed substantially all of its Series A preferred stock and in October 2004 canceled its one remaining share.

(d)  Represents the mark-to-market on a one-time obligation to Limited Brands, Inc. for the repurchase of the warrant.  The final cost was established at the completion of the initial public offering and the Company paid Limited Brands, Inc. $45.7 million in full payment of the obligation.

(e)  Represents the tax effect of certain charges the Company does not expect to incur in the future.  The loss on derivative instrument and accrued dividends - redeemable preferred stock are permanent differences for tax purposes.

(f)  The financial statements presented in this press release are preliminary and unaudited and exclude the impact of non-cash related changes in lease accounting practices.

Exhibit (7)

New York & Company, Inc. and Subsidiaries

Unaudited Non-GAAP Consolidated Statement of Operations

(A Non-GAAP Financial Measure)

	Twelve Months Ended January 31, 2004
(Amounts in thousands, except per share amounts)	GAAP Results (d)	% of Net Sales	Non-GAAP Adjustments		Non-GAAP Adjusted Results	% of Net Sales
Net sales	$961,780	100.0%	$—		$961,780	100.0%

Costs of goods sold, buying and occupancy costs	673,896	70.1%	—		673,896	70.1%

Gross profit	287,884	29.9%	—		287,884	29.9%

Selling, general and administrative expenses	232,379	24.2%	(1,940	)(a)	230,439	23.9%

Operating income	55,505	5.7%	1,940		57,445	6.0%

Interest expense, net of interest income	10,728	1.1%	—		10,728	1.1%

Loss on modification and extinguishment of debt	1,194	0.1%	(1,194)		—	0.0%

Income before income taxes	43,583	4.5%	3,134		46,717	4.9%

Provision for income taxes	18,557	1.9%	1,279	(b)	19,836	2.1%

Net income	25,026	2.6%	1,855		26,881	2.8%

Accrued dividends — redeemable preferred stock	8,363	0.9%	(8,363	)(c)	—	0.0%

Net income available for common stockholders	$16,663	1.7%	$10,218		$26,881	2.8%

Basic earnings per share	$0.38				$0.61

Diluted earnings per share	$0.31				$0.50

Weighted average shares outstanding:
Basic	43,761				43,761

Diluted	53,792				53,792

(a)  Represents advisory services fees paid to Bear Stearns Merchant Banking.  The advisory services agreement was terminated upon completion of the initial public offering.

(b)  Represents the tax effect of the charges the Company does not expect to incur in the future.  Accrued dividends — redeemable preferred stock is a permanent difference for tax purposes.

(c)  Represents accrued dividends on Series A preferred stock.  In May 2004, the Company redeemed substantially all of its Series A preferred stock and in October 2004 canceled its one remaining share.

(d)  The financial statements presented in this press release are preliminary and unaudited and exclude the impact of non-cash related changes in lease accounting practices.